EXHIBIT 99.1

Ladenburg Announces $130.25 Million Stock and Options Repurchase

MIAMI, FL, December 24, 2018 - Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) announced today that it repurchased 50.9 million shares of its common stock from its largest shareholder, Dr. Phillip Frost, and his affiliates. In addition, all of Dr. Frost’s 3.61 million stock options were cancelled in exchange for a payment of $3.0 million.

The stock was purchased at a price of $2.50 per share. The consideration for the transactions consisted of $53.9 million in cash and $76.35 million in newly-issued 7.25% senior notes due 2028 issued to Dr. Frost and his affiliates.

Houlihan Lokey acted as financial advisor to the Company.

About Ladenburg

Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact

Haven Tower Group:

Joseph Kuo/Michael Dugan

424-652-6520 ext. 101 or 106

jkuo@haventower.com or mdugan@haventower.com

Sard Verbinnen & Co:

Emily Claffey / Benjamin Spicehandler

Sard Verbinnen & Co

212-687-8080